JOHN HANCOCK FUNDS III

John Hancock Global Shareholder Yield Fund

AMENDMENT TO SUB-ADVISORY AGREEMENT

AMENDMENT made as of this 1st of July 2012 to the Sub-Advisory Agreement dated February 28, 2007 (the “Agreement”), between John Hancock Investment Management Services, LLC, a Delaware limited liability company (the “Adviser”), and Epoch Investment Partners, Inc., a Delaware limited liability company (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1. CHANGE IN APPENDIX A

Appendix A of the Agreement, which relates to Section 3 of the Agreement, “Compensation of Subadviser,” is hereby amended and restated as shown in Appendix A hereto.

2. EFFECTIVE DATE

This Amendment shall become effective as July 1, 2012.

3. DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

4. OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK INVESTMENT MANAGEMENT
SERVICES, LLC

By:	/s/ Keith F. Hartstein
Keith F. Hartstein
President and Chief Executive Officer

EPOCH INVESTMENT PARTNERS, INC.

By:	/s/ Timothy T. Taussig
Name: Timothy T. Taussig
Title: President & COO

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APPENDIX A

The Subadviser shall serve as investment subadviser for the following portfolio of the Trust. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement, the fee at an annual rate as follows (the "Subadviser Percentage Fee"):

All
Fund	Net Assets
John Hancock Global Shareholder
Yield Fund

The Subadviser Percentage Fee shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly to the Subadviser. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate described in the preceding paragraph, and multiplying this product by the net assets of the portfolio as determined in accordance with the Trust's prospectus and statement of additional information as of the close of business on the previous business day on which the Trust was open for business.

If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

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